Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-145798

Prospectus

EVEREST RESOURCES CORP.
1,600,000 Shares of Common Stock

     We are registering for sale by selling shareholders, 1,600,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

     The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

     Our shares of common stock are not traded anywhere.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

     The date of this prospectus is October 9, 2007.

SUMMARY OF OUR OFFERING

Our business

     We were incorporated in the State of Nevada on November 8, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The SM property consists of one located mineral claim comprising a total of nine contiguous cells. The property area is situated four air miles southwest of the Town of Osoyoos, British Columbia. The property lies in the Okanogan Region, British Columbia, Canada.

     We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

      Our administrative office is located at 9567 Nairn Place, Surrey, British Columbia, Canada V3V 6Y4 and our telephone number is (604) 805-3438 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89015. Our fiscal year end is June 30. Our mailing address is 9567 Nairn Place, Surrey, British Columbia, Canada V3V 6Y4.

The offering

     Following is a brief summary of this offering:

Securities being offered by selling shareholders	1,600,000 shares of common stock
Offering price per share	$0.05
Net proceeds to us	None
Number of shares outstanding before the offering	6,600,000
Number of shares outstanding after the offering if all of the	6,600,000
shares are sold

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of
June 30, 2007
(Audited)
Balance Sheet
Total Assets	$75,065
Total Liabilities	$0
Stockholders Equity	$75,065

From Inception
through
June 30, 2007
(Audited)
Income Statement
Revenue	$-0-
Total Expenses	$9,785
Net Loss	$(9,785)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Everest Resources Corp.:

     1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

     2. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

     The probability of an individual prospect ever having reserves is extremely remote. In all probability, the property does not contain any reserves. As such, any funds spent on exploration will probably be lost, which will result in a loss of your investment.

     3. Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

     Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in the industry.

     4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

     We were incorporated in November 2006 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $9,785. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting fees. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to generate revenues
*	our ability to reduce exploration costs
*	our ability to locate an ore body

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

     5. Because we will have to spend additional funds to determine if we have a reserve, if we can’t raise the money we will have to cease operations and you could lose your investment.

     Even if we complete our current exploration program and are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

     6. Because our management only has limited technical training or experience in exploring for, starting and operating an exploration program, management’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

     Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

     7. Our geologist has been an officer, director or geologist for several companies that have not moved forward with exploration activities.

     James McLeod, the geologist we hired to register our property, has been an officer, director or geologist for over twenty companies, most of which have not moved forward with exploration activities, and five of which have changed businesses and completely abandoned exploration activities.

     8. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

     Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during five to six months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

     9. Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

     Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

     10. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

     Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

     11. Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

     Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Gary Sidhu. If Mr. Sidhu transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens, we will be harmed in that we will not own any property rights and we will have to cease activities. We believe if Mr. Sidhu transfers title to a third party, we will not have any claim against Mr. Sidhu. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time because the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement, would be several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

     12. Because all of our assets and our officers and our sole director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our officers and director.

     All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our officers and sole director are nationals and residents of a country other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process or enforce within the United States any judgments obtained against our officers and sole director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our officers and sole director predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our officers and sole director predicated upon the securities laws of the United States or any state thereof.

     13. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

     14. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

     We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

     15. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

     Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

     The price of the shares has been determined by our board of directors. We selected the sales price of $0.05 for our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

     Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

     There are forty-four selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

     The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

     The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

     We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;

     2. Furnish each broker or dealer through which common stock may be offered copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

     Of the 6,600,000 shares of common stock outstanding as of August 17, 2007, 5,000,000 are owned by our sole officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

     We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

     Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson’s compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

     The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

     We were incorporated in the State of Nevada on November 8, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property we call the SM mineral claim. The SM mineral claim is comprised of nine contiguous cells totaling 471 acres. The mineral claim area is located at latitude 49° 0’ 30" N and longitude is 119° 33’ 30" W. The property is motor vehicle accessible from the Town of Osoyoos, British Columbia by traveling two miles west along Highway #3 and then traveling south past Kilpoola Lake for approximately 4.5 miles by gravel ranch roads to the property. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

     In June 2006, Gary Sidhu, our president and sole member of the board of directors acquired one mineral property containing nine Mineral Titles Online cells in British Columbia, Canada. British Columbia allows a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the claim area on the British Columbia Mineral Titles Online system. The Mineral Titles Online system is the Internet-based British Columbia system used to register, maintain and manage the claims. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid and was formerly called a claim. A claim is a grant from the Crown of the available land within the cells to the holder to remove and sell minerals. The online grid is the geographical basis for the cell. Formerly, the claim was established by sticking stakes in the ground to define the area and then recording the staking information. The staking system is now antiquated in British Columbia and has been replaced with the online grid. The property was registered by James McLeod, a Vancouver geologist and a non-affiliated third party. Mr. McLeod is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

     The claim is recorded in the name of Mr. Sidhu, one of our officers and directors, to avoid paying additional fees. Mr. McLeod suggested that the property be held in Mr. Sidhu’s name and we concurred therein. The property was selected by Mr. Sidhu after consulting with Mr. McLeod. Mr. McLeod was paid $4,500 to register the claim. No money was paid to Mr. Sidhu to hold the claim. No money will be paid to Mr. Sidhu to transfer the property to us. Mr. Sidhu has executed a declaration of trust wherein he has agreed to hold the property for us and will deliver title upon our demand. Mr. Sidhu has not provided us with a signed or executed bill of sale in our favor as of the date of this prospectus. Mr. Sidhu will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

     Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal title to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time because the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

     In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Sidhu will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Sidhu transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities and we will have no cause of action against Mr. Sidhu. Mr. Sidhu has agreed verbally with us not to cause the title to pass to another entity. To date we have not performed any work on the property.

     All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty Elizabeth II. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company’s property, that is the province of British Columbia.

     In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

     Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

     The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

     To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property; in fact, the likelihood that a commercially viable mineral deposit exists is remote.

     There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

     Mr. McLeod suggested purchasing the claim to Mr. Sidhu. Mr. Sidhu, after reviewing the matter with Mr. McLeod, agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

     The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Tenure No.	Name	Owner	Expiration
547508	SM	Gary Sidhu	December 15, 2007

     The property was selected because gold and platinum have been discovered in the area.

     The property consists of one mineral claim comprising a total of 9 cells.

MAP 1

MAP 2

Spotted Lake
Osoyoos L.
Inkaneep
Blue L.
Kilpoola L.
KRUGER MTN.
Lakeview
Kruger
3500
3000
2500
2000
4000
-49°00'
119°35'
SM CLAIM

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

N

EVEREST RESOURCES CORP.	
SM MINERAL CLAIM	
CLAIM MAP	
N.T.S. 82E-4E	OSOYOOS LAKE AREA, B.C.
0 1 2 3 KM.	
SCALE: 1:50,000	DATE: JUNE 2007
DRAWN BY: J.M.	FIGURE: 2

Map 3

119°30'
OKANAGAN RIVER
RICHTER CREEK
OSOYOOS LAKE
KILPOOLA LAKE
Osoyoos
97
49°00'
CANADA
U.S.A.
SM CLAIM
PROFESSIONAL PROVINCE OF J. W. McLEOD BRITISH COLUMBIA GEOSCIENTIST
After GSC Map 341A
MODERN
20 Recent alluvium, glacial drift
TERTIARY
EOCENE
17
JURASSIC AND/OR YOUNGER
15
14a
13
JURASSIC (?)
11a
CARBONIFEROUS (?)
3
2
1
N
EVEREST RESOURCES CORP.
SM MINERAL CLAIM
REGIONAL GEOLOGY
NTS. 82E-4E
OSOYOOS LAKE AREA, B.C.
0 2 4 6 KM.
SCALE: 1:100,000
DATE: JUNE 2007
DRAWN BY: J.M.
FIGURE: 3

Map 4

05'
49°
35'
119°30'
SM CLAIM

ISOMAGNETIC LINES (absolute total field)

- 500 gammas
- 100 gammas
- 20 gammas
- 10 gammas
- Magnetic depression
- Flight lines 15 687
- Flight altitude 1000 feet above ground level

After GSC Map 8519G

EVEREST RESOURCES CORP.

SM MINERAL CLAIM

AEROMAGNETIC SURVEY

N.T.S. 82E-4E — OSOYOOS LAKE AREA, B.C.

0 1 2 3 KM

SCALE: 1:63,360	DATE: JUNE 2007
DRAWN BY: J.M.	FIGURE: 4

CHONG

Location and Access

     The SM property mineral claim is comprised of nine contiguous cells totaling 471 acres. The property is located at latitude is 49° 0’ 30" N and longitude 119° 33’ 30" W. The claim is motor vehicle accessible from the Town of Osoyoos, British Columbia by traveling 2 miles west along Highway #3 and then traveling south past Kilpoola Lake for approximately 4.5 miles by gravel ranch roads to the mineral claim.

     The property is accessible by traveling west of the Town of Osoyoos, British Columbia, on Provincial Highway #3 for two miles to the Blue and Kilpoola Lakes cut-off. At this point a gravel ranch road traveling south is taken for 4.5 miles to the property.

     The Town of Osoyoos, British Columbia which lies seven miles by road east of the mineral claim offers much of the necessary infrastructure required to base and carry-out an exploration program such as accommodations, communications, some equipment and supplies. Osoyoos, British Columbia is highway accessible from Vancouver, British Columbia in a few hours by traveling 300 miles over the Hope-Princeton Provincial Highway #3. The overnight Greyhound bus service is a popular way to send-in samples and to receive specialty equipment and supplies.

Physiography

     The property lies within the Dry Interior Belt of British Columbia and experiences about 15" of precipitation annually of which about 20% may occur as a snow equivalent. The summers can experience hot weather while the winters are generally mild and last from December through March.

     Much of the Okanogan Plateau area hosts patchy conifer cover of western yellow pine (ponderosa pine) and Douglas fir mingled with open range and deciduous groves of aspen and cottonwood. The general area supports a modestly active logging industry. Mining holds an historical and contemporary place in the development and economic well being of the area. Many exploration projects are underway in the general area.

     The property area ranges in elevation from 2,600 feet to 3,200 feet above sea level. The physiographic setting of the property can be described as moderately rounded, open range, plateau terrain that has been surficially altered both by the erosional and the depositional (drift cover) effects of glaciation. Thickness of drift cover in the valleys may vary considerably. The property area lies on the western side of the Okanogan valley containing a series of north to south draining, large freshwater lakes. In the immediate area of the mineral claim there are occurrences of a number of small freshwater lakes and mineral-rich potholes.

Regional Geology

     The general property area is underlain by northwest trending metamorphic rocks assigned to the Kobau Group thought to be of Carboniferous period age. These units occur mainly as quartzite, schist and greenstone and appear mainly derived from sedimentary rocks. These older units are cut in many places by Jurassic-Cretaceous aged Nelson Plutonic Rocks that exhibit a wide range in composition.

Local Geology

     The property is situated in the Intermontane Belt of south-western British Columbia at the southern-end of the Thompson plateau. The oldest rocks observed in the local area are those of the Paleozoic era, Carboniferous period age Kobau Group. These units are observed to be in contact with or intruded by younger Nelson Plutonic Rocks.

Property Geology

     The geology of the property may be described as being underlain by metamorphic units of the Kobau Group that are observed to be intruded by Nelson Plutonic Rocks mainly as syenites. Some or all of these units may be found to host economic mineralization.

Mineralization

     Within the general area there appears pyrite-pyrrhotite-chalcopyrite mineralization as mesothermal replacements or vein-type of occurrences that lie peripheral to the porphyry-type occurrence in the enclosing and underlying intrusives and the overlying volcanic tuffs (volcanic skarn). These occurrences appear in the massive volcanic units and in medium grain-sized intrusive rock within steeply dipping to vertical fissure/fault zones with some dissemination in the adjacent wallrock. Alteration accompanying the pyritization appears as epidote-chlorite-calcite-(sericite)-magnetite, or a propylitic alteration assemblage.

History of Previous Work

     To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

     We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We plan to be able to delineate a mineralized body, if one exists within nine months of beginning exploration.

     We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

     We may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or through loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

     We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals can be economically extracted and profitably processed.

     The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration activities. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the registration of the property by Mr. McLeod and a physical examination of the property. Mr. McLeod examined the surface and took samples. The samples did not reveal anything other than the samples were sedimentary rock containing quartz. We have not developed any quality assurance/quality control protocols for our exploration program. We are small and are just trying to find out what is beneath the surface of the property. Mr. McLeod used a hammer, pick and sack to take samples. While Mr. McLeod is a geologist, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Mr. McLeod did not use any previous filed reports on the property. Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

     We do not know if we will find mineralized material.

     Our exploration program is designed to economically explore and evaluate the property.

     We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

     We intend to conduct exploration activities as follows:

     1. Retain our consultant to manage the exploration of the property. Detailed prospecting mineralization mapping, followed by soil sampling and analyses. This phase may take up to two months to complete. The cost estimate for this activity, including retaining our consultant is estimated to be $7,500.00.

      2. Next we intend we intend to conduct magnetometer and electromagnetic, grid controlled surveys over the areas of interest as determined by the soil sampling and analysis. This program is expected to take three months to complete. Included in this estimated cost are transportation, accommodation, board, grid installation, both of the geophysical surveys, maps and report. The cost is anticipated to be $7,500.00.

     3. Finally, we intend to induced polarization survey over grid controlled anomalous areas of interest outlined by the above fieldwork. Core drilling to follow. We plan to drill 15 holes to a depth of 100 feet. The total cost will be $30,000. Core drilling will be subcontracted to non-affiliated third parties. No power source is needed for core drilling. The drilling rig operates on diesel fuel. All electric power needed, for light and heating while on the property will be generated from gasoline powered generators. We intend to have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $4,500 to analyze the core samples and will take 30 days. This program is estimated to take one month to complete and includes assays, detailed maps and reports. We have allocated $45,000.00 for this phase.

     We intend to implement an exploration program which primarily consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 100 feet in order to extract a samples of earth. Mr. Sidhu and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

     We estimate the cost of core sampling will be $20 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We will drill approximately 1,500 linear feet or fifteen holes. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

     The breakdown of estimated times and dollars was made by Mr. Sidhu in consultation with Mr. McLeod.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

     If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

     We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

     We anticipate starting exploration operation in the fall of 2007, weather permitting.

     If we do not find mineralized material on the property, Mr. Sidhu will allow the claim to expire and we will cease activities. We do not know what we will do with our corporation if we do not find mineralized material.

Competitive Factors

     The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal of mineral from our property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

     We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $1,000 and $2,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

     We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

     We are in compliance with the foregoing act and will continue to comply with the Act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the British Columbia Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $1,000 to $2,000, depending upon the number of holes drilled.

Subcontractors

     We intend to use the services of subcontractors for manual labor exploration work on our properties. We have not retained anyone to conduct our exploration work at this time.

Employees and Employment Agreements

     At present, we have no employees, other than our officers and directors. Mr. Sidhu our president, will devote full time to our operations. Mr. Dhami, our vice president, will devote about 10% of his time to our operation. Our officers do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers. Mr. Sidhu will handle our administrative duties. Because Messrs. Sidhu and Dhami are inexperienced with exploration, Mr. Sidhu will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investment by others in our completed private placement. The cash we raised will allow us to stay in business for at least one year. Our success or failure will be determined by what we find under the ground.

     To meet our need for cash we raised money from our private placement. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

     Our officers and sole director are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

     We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a reserve and we have determined it is economical to extract the minerals from the land.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease activities until we raise more money. If we can’t or don’t raise more money, we will cease activities. If we cease activities, we don’t know what we will do and we don’t have any plans to do anything.

     We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

     The following are our milestones:

     1. Retain our consultant to manage the exploration of the property. Detailed prospecting and mineralization mapping, followed by soil sampling and analyses. This phase may take up to two months to complete. The cost estimate for this activity, including retaining our consultant is estimated to be $7,500.00.

      2. Next we intend we intend to conduct magnetometer and electromagnetic, grid controlled surveys over the areas of interest as determined by the soil sampling and analysis. This program is expected to take three months to complete. Included in this estimated cost are transportation, accommodation, board, grid installation, both of the geophysical surveys, maps and report. The cost is anticipated to be $7,500.00.

      3. Finally, we intend to induced polarization survey over grid controlled anomalous areas of interest outlined by the above fieldwork. Core drilling to follow. We plan to drill 15 holes to a depth of 100 feet. The total cost will be $30,000. Core drilling will be subcontracted to non-affiliated third parties. No power source is needed for core drilling. The drilling rig operates on diesel fuel. All electric power needed, for light and heating while on the property will be generated from gasoline powered generators. We intend to have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $4,500 to analyze the core samples and will take 30 days. This program is estimated to take one month to complete and includes assays, detailed maps and reports. We have allocated $45,000.00 for this phase.

     All funds for the foregoing activities have been obtained from our private placement.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to cost increases in services.

     To become profitable and competitive, we will conduct exploration of our properties before we start production of any minerals we may find.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities
From Inception on November 8, 2006

     We acquired the right to explore one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. We have registered the property and will begin exploration in the fall of 2007, weather permitting.

Liquidity and Capital Resources

     As of the date of this prospectus, we have yet to generate any revenues from our business activities.

     We issued 5,000,000 restricted shares of common stock through a private placement pursuant to Regulation S of the Securities Act of 1933 to Mr. Sidhu, one of our officers and our sole member of our board of directors in November 2006, in consideration of $50. We also sold 100,000 restricted shares of common stock to Mr. Dhami, our vice president in consideration of $5,000. The shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

     In June 2007, we completed a private placement of 1,600,000 restricted shares of common stock at a price of $0.05 per share, pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 and raised $75,000. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

     As of June 30, 2007, our total assets were $75,065 and our total liabilities were $0.

MANAGEMENT

Officers and Directors

     Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held
Gary Sidhu	29	President, Principal Executive Officer, Secretary, Treasurer, Principal
		Financial Officer, Principal Accounting Officer, and sole member of
		the Board of Directors

Karminder Dhami	31	Vice President

     Mr. Sidhu will serve until our next annual meeting of the stockholders. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

     Gary Sidhu has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors since our inception on November 8, 2006. From January 2005 to November 2006, Mr. Sidhu was retired. From March 2003 to January 2005, Mr. Sidhu was a founder and director of Lions Petroleum Corp. located in Vancouver, British Columbia. Lions Petroleum is an oil and gas production stage company. Lions Petroleum is a privately owned corporation and has no outstanding securities that are traded anywhere. From January 2003 to March 2003, Mr. Sidhu was unemployed. From April 2002 to January 2003, Mr. Sidhu was vice president of North American General Resources Corp., a development stage mining company that was located in Vancouver, British Columbia. The Company, after Mr. Sidhu’s departure, went on to become Fortuna Gaming Corp., an online gaming company. Fortuna Gaming Corp. is traded on the NASDAQ small caps system under the symbol “FGAM”. Other than Lions Petroleum Corp. and our board of directors, Mr. Sidhu has not been a member of the board of directors of any corporations during the last five years.

     Since January 8, 2007, Karminder Dhami has been our vice president. Since August 1997, Mr. Dhami has been the president of Dhami Mechanical, a private British Columbia corporation which provides installation, maintenance and repair of heating and gas equipment in the greater Surrey and Vancouver, British Columbia geographical area. Mr. Dhami has not been a member of the board of directors of any corporations during the last five years.

     During the past five years, Messrs. Sidhu and Dhami have not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Messrs. Sidhu and Dhami were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Messrs. Sidhu and Dhami’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

     We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

     There are no conflicts of interest.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation we paid from inception on November 8, 2006 through June 30, 2007, for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gary Sidhu	2007	$4,000	0	0	0	0	0	$800	$4,800
President, Treasurer,	2006	0	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0	0

Karminder Dhami	2007	0	0	0	0	0	0	0	0
Vice President	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

     We do not plan to pay any additional salaries at this time. We will not begin paying salaries again until we have adequate funds to do so.

     The following table sets forth the compensation paid by us from inception on November 8, 2006 through June 30, 2007, to our sole director. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation
Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary Sidhu	2007	0	0	0	0	0	0

     Our sole director does not receive any compensation for serving as a member of the board of directors.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our sole director other than as described herein.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

     As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as is profitable to do so.

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

	Direct Amount of		Percent
Name of Beneficial Owner	Ownership	Position	of Class
Gary Sidhu	5,000,000	President, Principal Executive Officer,	75.76%
		Secretary, Treasurer, Principal Financial
		Officer, Principal Accounting Officer and
		sole Director
Karminder Dhami	100,000	Vice President	1.52%

All Officers and Directors as a
Group (2 Persons)	5,100,000		77.28%

Securities authorized for issuance under equity compensation plans.

     We have no equity compensation plans.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares.

			Number of	Percentage
			shares owned	of shares
			after offering	owned after the
	Total number of	Percentage of	assuming	offering assuming
	shares owned	shares owned	all shares	all of the share are
Name	prior to offering	prior to offering	offered sold	sold in the offering
Basra, Paramjit Singh	20,000	0.30%	0	0%
Basra, Kamaljit Kaur	20,000	0.30%	0	0%
Brar, Boota S.	20,000	0.30%	0	0%
Brar, Amarjit K.	20,000	0.30%	0	0%
Dayal, Charanjit S.	20,000	0.30%	0	0%
Dayal, Jagir K.	20,000	0.30%	0	0%
Dhadda, Sukhvir	20,000	0.30%	0	0%
Dhadda, Kuldeep	20,000	0.30%	0	0%
Dhadda, Harbhjan Kaur	20,000	0.30%	0	0%
Dhadda, Jasvir (Nicky)	20,000	0.30%	0	0%
Dhadda, Rajwant	20,000	0.30%	0	0%
Dhadda, Jatinder	20,000	0.30%	0	0%
Dhadda, Ramandip K.	20,000	0.30%	0	0%

Dhami, Andeep	20,000	0.30%	0	0%
Dhami, Karminder [1]	100,000	1.51%	0	0%
Dhamkal, Manjit	100,000	1.51%	0	0%
Dhamkal, Resham	100,000	1.51%	0	0%
Dhanoa, Manjinder	20,000	0.30%	0	0%
Dhanoa, Sukhwinder S.	20,000	0.30%	0	0%
Dhasi, Sonny	20,000	0.30%	0	0%
Dhasi, Baljit	20,000	0.30%	0	0%
Gill, Bahadur	20,000	0.30%	0	0%
Gill, Sarbjit	100,000	1.51%	0	0%
Gill, Sam	20,000	0.30%	0	0%
Gandham, Sunny S.	100,000	1.51%	0	0%
Grewal, Surjit Singh	100,000	1.51%	0	0%
Kang, Amandeep	20,000	0.30%	0	0%
Rai, Sharon	20,000	0.30%	0	0%
Rai, Santokh Singh	20,000	0.30%	0	0%
Rai, Bakshish Kaur	20,000	0.30%	0	0%
Rai, Manjit Kaur	20,000	0.30%	0	0%
Randhawa, Amardeep	20,000	0.30%	0	0%
Randhawa, Jagdeep	20,000	0.30%	0	0%
Randhawa, Narinder	20,000	0.30%	0	0%
Sanghera, Tony	20,000	0.30%	0	0%
Sanghera, Balroop	20,000	0.30%	0	0%
Sharma, Tejinder	20,000	0.30%	0	0%
Sharma, Ravinder Rani	20,000	0.30%	0	0%
Sidhu, Jas	100,000	1.51%	0	0%
Sidhu, Kulwinder	100,000	1.51%	0	0%
Sidju, Amarjit	100,000	1.51%	0	0%
Singh, Inderjit	20,000	0.30%	0	0%
Sran, Ranjit Singh	20,000	0.30%	0	0%
Sran, Baljeet Sidhu	20,000	0.30%	0	0%
	1,600,000	24.24%	0	0%

[1]	Karminder Dhami is our Vice President and may be deemed an underwriter.

     We issued 6,600,000 shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 (the “Act”) in that all of the sales took place outside the United States of America with non-US persons. The foregoing 6,600,000 shares constitute all of our issued and outstanding securities.

     The following is a summary of the issuances of all shares pursuant to Regulaton S of the Act.

a)	In November 2006, we issued 5,000,000 restricted shares of common stock to Mr. Sidhu, president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors in consideration of $0.00001 per share or a total of $50.

b)	In June 2007, we issued 1,600,000 shares of common stock to forty-three individuals in consideration of $0.05 per share or a total of $80,000, including 100,000 shares to Mr. Dhami, our vice-president, in consideration for $5,000.

Future Sales of Shares

     As at August 28, 2007, a total of 6,600,000 shares of common stock are issued and outstanding. Of the 6,600,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 1,600,000 are being offered for sale by the selling shareholders in this offering.

     Shares purchased in this offering will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

     Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

     In November 2006, we issued 5,000,000 restricted shares of common stock to Mr. Sidhu, president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors in consideration of $0.00001 per share or a total of $50.

     In June 2007, we issued 100,000 restricted shares of common stock to Mr. Dhami, our vice president in consideration of $5,000, as part of the Company’s private placement.

     We paid Gary Sidhu, our president, $4,000 for management services at the rate of $500 per month and $800 for rent at the rate of $100 per month.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to June 30, 2007, included in this prospectus have been audited by Manning Elliott LLP, Independent Public Accountants, 1050 West Pender, 11th Floor, Vancouver, British Columbia, Canada V6E 3S7.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

     Audited financial statements for November 8, 2006 (inception) to June 30, 2007 immediately follow:

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Everest Resources Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Everest Resources Corp. (An Exploration Stage Company) as of June 30, 2007, and the related statement of operations, cash flows and stockholders' equity from November 8, 2006 (Date of Inception) to June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Everest Resources Corp. (An Exploration Stage Company) as of June 30, 2007, and the results of its operations and its cash flows for the period from November 8, 2006 (Date of Inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
August 15, 2007

Everest Resources Corp.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

June 30,
2007
$
ASSETS

Current Assets

Cash	70,065
Prepaid expenses (Note 4)	5,000

Total Assets	75,065

Contingencies and Commitments (Note 1)

STOCKHOLDERS’ EQUITY

Preferred Stock
Authorized: 100,000,000 shares, par value $0.00001
Issued and outstanding: nil	–

Common Stock
Authorized: 100,000,000 shares, par value $0.00001
Issued and outstanding: 5,000,000 shares	50

Common Stock Subscribed (Note 6(b))	80,000

Donated Capital (Note 5(b))	4,800

Deficit Accumulated During the Exploration Stage	(9,785)

Total Stockholders’ Equity	75,065

The accompanying notes are an integral part of these financial statements.

Everest Resources Corp.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

For the Period From
November 8, 2006
(Date of Inception)
to June 30,
2007
$

Revenue	–

Expenses

General and administrative	485
Impairment of mineral property costs (Note 3)	1,000
Management fees (Note 5(b))	4,000
Mineral property costs (Note 3)	3,500
Rent (Note 5(b))	800

Total Expenses	9,785

Net Loss	(9,785)

Net Loss Per Share – Basic and Diluted	–

Weighted Average Common Shares Outstanding	5,000,000

The accompanying notes are an integral part of these financial statements.

Everest Resources Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

For the period from
November 8, 2006
(Date of Inception)
To June 30,
2007
$

Operating Activities
Net loss for the period	(9,785)
Adjustment to reconcile net loss to net cash used in operating activities:
Donated expenses	4,800
Impairment of mineral property claim	1,000
Changes in operating assets and liabilities:
Prepaid expenses	(5,000)

Net Cash Used in Operating Activities	(8,985)

Investing Activities
Purchase of mineral property claim	(1,000)

Net Cash Used in Investing Activities	(1,000)

Financing Activities
Proceeds from issuance of common stock	50
Proceeds from common stock subscribed	80,000

Net Cash Provided by Financing Activities	80,050

Increase in Cash	70,065
Cash – Beginning of Period	–

Cash – End of Period	70,065

Supplemental Disclosures:
Interest paid	–
Income taxes paid	–

The accompanying notes are an integral part of these financial statements.

Everest Resources Corp.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
From November 8, 2006 (Date of inception) to June 30, 2007
(Expressed in US dollars)

					Deficit
					Accumulated
			Common		During the
		Common	Stock	Donated	Exploration
	Shares	Stock	Subscribed	Capital	Stage	Total
	#	$	$	$	$	$

Balance, November 8, 2006 (Date of
Inception)	–	–	–	–	–	–

Issuance of shares at $0.00001 per share	5,000,000	50	–	–	–	50

Common stock subscribed at $0.05 per
share	–	–	80,000	–	–	80,000

Donated expenses	–	–	–	4,800	–	4,800

Net loss for the period	–	–	–	–	(9,785)	(9,785)

Balance, June 30, 2007	5,000,000	50	80,000	4,800	(9,785)	75,065

The accompanying notes are an integral part of these financial statements.

Everest Resources Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2007
(Expressed in US dollars)

1.	Nature of Operations

Everest Resources Corp. (the “Company”) was incorporated in the State of Nevada on November 8, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at June 30, 2007, the Company has accumulated losses of $9,785 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission to issue 2,000,000 common shares at $0.05 per common share for total proceeds of $200,000.

2.	Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is June 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated services and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Everest Resources Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2007
(Expressed in US dollars)

2.	Significant Accounting Policies (continued)

	c)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Financial Instruments

The fair value of financial instruments, which includes cash, were estimated to approximate their carrying values due to the immediate or short-term maturities of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	e)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	f)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	g)	Mineral Property Costs

The Company has been in the exploration stage since its inception on November 8, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Everest Resources Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2007
(Expressed in US dollars)

2.	Significant Accounting Policies (continued)

	h)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	i)	Income Taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	k)	Stock-based Compensation
The Company records stock-based compensation in accordance with SFAS 123(R) “Share Based Payments”, using the fair value method. The Company has not issued any stock options since its inception.

Everest Resources Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2007
(Expressed in US dollars)

2.	Significant Accounting Policies (continued)

	l)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Everest Resources Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2007
(Expressed in US dollars)

3.	Mineral Property

On July 30, 2007, the Company acquired a 100% interest in certain mineral claims located in Okanagan Region, British Columbia, Canada, known as the SM Mineral Claims, in consideration of $1,000. The Company intends to conduct a program of mineral exploration on the SM Mineral Claims. The exploration program will include detailed prospecting, mapping, and soil sampling to explore the SM Mineral Claims at a total estimated cost of $60,000. For the period ended June 30, 2007, the Company incurred a total of $3,500 for mineral property costs and recorded an impairment loss of $1,000 on the acquisition of the mineral property as there has been no certainty that the acquired mineral claim can be economically developed or contains proven or probable reserves.

4.	Prepaid Expense

At June 30, 2007, the Company had prepaid expenses of $5,000 comprised of prepaid professional fees.

5.	Related Party Transactions

	a)	On November 13, 2006, the Company issued 5,000,000 shares of common stock to the President of the Company at $0.00001 per share for cash proceeds of $50.

	b)	During the period ended June 30, 2007, the Company recognized a total of $4,000 for management services at $500 per month and $800 for rent at $100 per month provided by the President of the Company.

6.	Common Stock

	a)	On November 13, 2006, the Company issued 5,000,000 shares of common stock to the President of the Company at $0.00001 per share for cash proceeds of $50.

b)

For the year ended June 30, 2007, the Company accepted stock subscriptions for 1,600,000 shares of common stock at $0.05 per share for proceeds of $80,000. As at June 30, 2007, the common shares related to the stock subscriptions have not been issued.

7.	Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $4,985 available to offset taxable income in future years which expires beginning in fiscal 2027. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

Everest Resources Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2007
(Expressed in US dollars)

7.	Income Taxes (continued)

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

June 30,
2007
$
Income tax recovery at statutory rate	(3,425)
Permanent differences – donated expenses	1,680
Temporary differences	–
Valuation allowance change	1,745
Provision for income taxes	–

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at June 30, 2007, are as follows:

June 30,
2007
$
Net operating loss carryforward	1,745
Valuation allowance	(1,745)
Net deferred income tax asset	–

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

8.	Subsequent Event

On August 28, 2007, the Company issued the 1,600,000 common shares from the private placement, as disclosed in Note 6(b).

     Until January 7, 2008, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.